Exhibit 99.1

Q2 2025 Revenue Key Financial $3.1B Measures 13% Y/Y 13% Y/Y (ex-FX) Net Income $642M 21% Net income margin Adjusted EBITDA* $1.0B 34% Adjusted EBITDA Margin Free Cash $1.0B Flow (“FCF”)* 31% FCF Margin Trailing Twelve Month $4.3B TTM (“TTM”) FCF* 37% TTM FCF Margin Gross Booking Key Business $23.5B Value (“GBV”) Metrics 11% Y/Y 9% Y/Y (ex-FX) Nights and 134.4M Seats Booked 7% Y/Y *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 2

Q2 2025 Shareholder Letter Airbnb had a strong Q2, exceeding expectations across key metrics including bookings, revenue, and margins. Despite global economic uncertainty early in the quarter, travel demand picked up, and nights booked on Airbnb accelerated from April to July. We continued executing on our multi-year strategy to perfect our core service, accelerate growth in global markets, and launch and scale new offerings. We made meaningful progress across each area throughout the quarter. Perfect our core service: We drove growth in Q2 by building on the hundreds of product improvements we’ve made over the past few years. During the quarter, we saw a lift in revenue from improvements across checkout, messaging, merchandising, and more flexible payment options. We’re also expanding our AI-powered customer service agent to 100% of U.S. users, reducing the percentage of hosts and guests who needed to contact a human agent by 15%. We plan to roll this out to more countries and languages later this year. Accelerate growth in global markets: For six consecutive quarters, nights booked on an origin basis in our expansion markets have grown at about twice the rate of our core markets. This sustained growth is a result of our focus on achieving product-market fit, increasing brand awareness, and driving traffic in key countries. Japan is one example. Late last year, we launched a brand campaign centered on domestic travel to raise awareness of Airbnb among Japanese travelers. We’re encouraged by the early results. In Q2, nights booked by Japanese travelers accelerated from Q1, driven by more domestic travel and a 15% year-over-year increase in first-time bookers. Launch and scale new offerings: In May, we expanded beyond stays with the launch of Airbnb Services and reimagined Airbnb Experiences. We also introduced an all-new Airbnb app, making it easier to book stays, experiences, and services in one place. We’re excited by the early momentum, with growing awareness, positive feedback from guests, and overwhelming interest from potential hosts. While it’s still early, we believe these new businesses will be key drivers of sustainable long-term growth. Q2 2025 Financial Results Here’s a snapshot of our Q2 2025 results: ¦ Q2 revenue was $3.1 billion, up 13% year-over-year. Revenue increased to $3.1 billion in Q2 2025 from $2.7 billion in Q2 2024, primarily driven by solid growth in nights stayed, a slight increase in Average Daily Rate (“ADR”), and the timing of Easter. ¦ Q2 net income grew 16% Y/Y to $642 million, representing a 21% net income margin. Net income increased 16% to $642 million in Q2 2025, up from $555 million in Q2 2024 primarily due to higher revenue. ¦ Q2 Adjusted EBITDA grew 17% Y/Y to $1.0 billion, representing a 34% Adjusted EBITDA Margin. Adjusted EBITDA increased 17% to $1.0 billion in Q2 2025, up from $894 million in Q2 2024 1 primarily due to higher revenue. 1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 3

¦ Q2 Free Cash Flow was $1.0 billion, representing a FCF Margin of 31%. Net cash provided by operating activities of $1.0 billion in Q2 2025 was slightly lower compared to $1.1 billion in Q2 2024 due to changes in operating assets and liabilities. Our TTM FCF was $4.3 billion, 2 representing a TTM FCF Margin of 37%. ¦ Q2 share repurchases of $1.0 billion. As of June 30, 2025, we had $11.4 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $11.1 billion of funds held on behalf of guests. Our strong cash flow enabled us to repurchase $1.0 billion of our Class A common stock in Q2 2025. Share repurchases for the trailing twelve months totaling $3.7 billion helped us reduce our fully diluted share count from 673 million at the end of Q2 2024 to 652 million at the end of Q2 2025. As of June 30, 2025, we had the authorization to purchase up to $1.5 billion of our Class A common stock under our current share repurchase plan and today, we’re announcing a new share repurchase program with authorization to purchase up to an additional $6 billion of our Class A common stock. Outlook Q2 2025 marked another strong quarter for the business, with year-over-year growth of nights booked accelerating throughout the three months. We also saw a sequential acceleration in growth of nights booked on an origin basis across several key countries, including Canada, Germany, and Japan. As we look ahead to Q3, we’re encouraged by current demand trends. That said, we expect a tougher year-over-year comparison toward the end of the quarter. This dynamic will continue into Q4, putting pressure on growth rates later in the year. ¦ Q3 Revenue. In Q3 2025, we expect to generate revenue of $4.02 billion to $4.10 billion, representing year-over-year growth of 8% to 10%, inclusive of minimal foreign exchange impact after factoring in our hedging program. We anticipate our implied take rate in Q3 2025 to be flat year-over year. ¦ Q3 Nights and Seats Booked and ADR. In Q3 2025, we expect year-over-year growth of Nights and Seats Booked to be relatively stable compared to Q2 2025. While we have seen an acceleration of nights booked growth in July, particularly in North America, we are mindful of the tougher year-over-year comparison towards the end of the quarter. In Q3 2025, we expect ADR to increase modestly on a year-over-year basis, primarily driven by FX. ¦ Q3 Adjusted EBITDA. In Q3 2025, we expect Adjusted EBITDA to increase to over $2.0 billion. However, we anticipate that Adjusted EBITDA Margin during Q3 2025 will be lower than in Q3 2024, primarily due to investments in new growth and policy initiatives. We expect a similar year-over-year decline in Q4 2025 Adjusted EBITDA Margin due to growth investments and a tougher year-over-year top-line comparison. ¦ FY Adjusted EBITDA. For 2025, consistent with our prior guidance, we expect to deliver a full-year Adjusted EBITDA Margin of at least 34.5%, maintaining our strong track record of profitability while making meaningful investments behind future growth levers. This includes investing approximately $200 million towards services and experiences in 2025. 2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 4

2025 Summer Release On May 13, Airbnb expanded beyond places to stay and introduced three things: ¦ Airbnb Services – Incredible services to make your stay more special ¦ Airbnb Experiences – Explore a city with the locals who know it best ¦ All-new Airbnb app – A redesigned app that makes it easy to book homes, services, and experiences—all in one place Our 2025 Summer Release was our largest launch to date, expanding what people expect from Airbnb and generating significant press and social attention globally. Following the launch, Airbnb executives traveled around the world, visiting priority markets to amplify the news locally. Over three weeks, they visited six cities and met with over 600 partners, press, policymakers, and hosts. These collective eo ff rts are paying o. G ff uests say it’s now easier to discover new offerings on the homepage and find what they’re looking for in the app. Feedback from guests who’ve booked services and experiences has been overwhelmingly positive—with an average rating of over 4.9 out of 5 stars 3 since launch. We’ve also received significant interest from potential services and experiences hosts, with more than 60,000 applications submitted since launch. While these new oe ff rings will take time to scale, we're encouraged by the early results. Global Partnerships In the weeks following the Summer Release, we announced several high-profile partnerships to help accelerate growth in key markets. These included a three-year partnership with the Tour De France, our first-ever live music partnership with Lollapalooza festivals worldwide, and our continued partnership with the International Olympic Committee for the upcoming Winter Olympics in Milan. Most recently, we announced a major multi-tournament partnership with FIFA for the FIFA Club World Cup 2025™, FIFA World Cup 26™ in North America and FIFA Women’s World Cup 2027™ in the Americas. Major events have been part of Airbnb’s story from the very beginning, and our global partnerships help us show up in meaningful ways during these moments. They increase brand awareness and drive supply growth in key cities and countries. And while many of our partnerships are high-profile, they’re hyperlocal—highlighting our ability to disperse travel beyond popular city centers and build strong relationships with governments and communities around the world. 3 Based on global reviews for Airbnb Services and Airbnb Experiences bookings since May 13, 2025. 5

A CLOSER LOOK Now you can Airbnb more than an Airbnb The launch of Airbnb Experiences and Airbnb Services represents not just an expansion beyond our core business, but also two new marketplaces. Experiences are a curated selection of the most interesting things to do in cities all over the world, hosted by the locals who know their cities best. And every one of our services, across 10 categories, is vetted for quality to make every stay more special. Experiences that make the trip Services that come to you Guests can tour Paris via motorcycle sidecar, ride Now guests can book local experts like personal horseback through majestic mountains, restore art trainers, massage therapists, hairstylists, and even alongside museum conservators, and much more. private chefs, right at their Airbnb. 6

A CLOSER LOOK The app that travels with you The completely redesigned Airbnb app puts experiences and services front and center. Now when guests plan, book, and travel, they’ll get recommendations for relevant experiences and services in their trip itineraries, as well as via email and push notifications. The all-new Trips tab Personalized homepage Timely notifications Guests get a timeline view of their Now guests can easily discover Before and during their trip, guests trip that’s organized by date, along experiences and services they’ll may receive recommendations for with suggested experiences for love based on their upcoming experiences and services tailored their stay. trips and recent searches. to their trip and group size. 7

A CLOSER LOOK New tools for every kind of host With thousands of new experiences and services hosts joining the platform, we needed to reimagine our host tools from the ground up. So we transformed every surface—updating onboarding flows, creating a new reservation management view, and giving hosts more actionable tools to turn guest insights into real earnings. The Today tab All-new calendar The Listings tab A clean, intuitive hub for hosts A completely redesigned calendar Now there’s one organized tab for that shows bookings, requests, adds helpful quick actions, notes, hosts to easily manage their homes, and important guest details. and nightly price tips for hosts. services, and experiences. 8

Q2 2025 Business and Financial Performance Q2 2025 134.4M $23.5B Nights & Seats Booked Gross Booking Value 7% Y/Y 11% Y/Y 9% Y/Y (ex-FX) In Q2 2025, we delivered strong growth of Nights and Seats Booked of 7%, which was relatively stable compared to Q1 2025. Nights and Seats Booked grew double-digits year-over-year in Q2 2025 when excluding North America, which contributes approximately 30% of total Nights and Seats Booked. Growth continued to be driven in part by our app strategy, with nights booked on our app in Q2 2025 increasing 17% year-over-year. App bookings in Q2 accounted for 59% of total nights booked—up from 55% in the prior-year period. In Q2 2025, GBV was $23.5 billion, representing a year-over-year increase of 11% (or 9% ex-FX). The year- over-year growth in GBV was driven by the continued growth of Nights and Seats Booked, as well as an increase in ADR, which benefited from FX tailwinds during the quarter. ADR was $174 in Q2 2025, increasing 3% compared to Q2 2024. Excluding the impact of FX, ADR in Q2 2025 increased 1% and was up across all regions, largely due to price appreciation. Travel Trends During Q2 2025, we saw relatively consistent booking behavior by our guests in terms of market type, travel corridor, and length of stay compared to the same prior-year period. Additionally, average lead times on the platform during Q2 2025 were generally stable year-over-year. Geographic Performance Airbnb is in over 220 countries and regions, and yet the majority of our business is in five countries– highlighting a significant opportunity for us. While the timing and investment level vary by market, our strategy is consistent: make Airbnb local and relevant. In each market, we focus on improving product- market fit, increasing awareness, and driving traffic. We are excited with the results we have seen so far. For the past six quarters, the growth rate of nights booked on an origin basis in our expansion markets was approximately double that of our core markets. In fact, both the growth rate of demand and supply in our expansion markets was more than twice that of our core markets in Q2 2025. ¦ North America: In North America, we saw low-single digit growth in Nights and Seats Booked during Q2 2025 compared to Q2 2024. ADR in North America increased 3% in Q2 2025 compared to Q2 2024, primarily driven by mix shift. Growth in short-term stays and entire homes continued to outpace long-term stays (trips of 28 days or more) and Airbnb rooms, respectively, helping to drive the mix shift. 9

Following broader macro uncertainty earlier in the quarter, we saw an improvement in travel demand across North America. In the U.S., year-over-year growth of nights booked on a destination basis accelerated each month throughout Q2 2025, driven by domestic travel. Additionally, while travel from Canada to the U.S. remained soft in Q2 2025, total nights booked by Canadians–both within Canada and to destinations outside of North America– accelerated from Q1 2025. These results continue to underscore the strategic benefit of our global diversification. ¦ EMEA: In EMEA, we saw mid-single digit growth in Nights and Seats Booked during Q2 2025 compared to Q2 2024. ADR in EMEA increased 9% in Q2 2025 compared to Q2 2024 primarily driven by FX and price appreciation. On an ex-FX basis, ADR increased 3% compared to Q2 2024. Within the region, we saw strong results in Germany, one of our expansion markets, with double-digit year-over-year growth of nights booked in Q2 2025, representing an acceleration compared to Q1 2025. ¦ Latin America: In Latin America, we saw high-teens growth in Nights and Seats Booked during Q2 2025 compared to Q2 2024. ADR in Latin America declined 3% in Q2 2025 compared to Q2 2024, primarily driven by FX. On an ex-FX basis, ADR increased 2% compared to Q2 2024, due to price appreciation. Brazil continued to drive meaningful growth across the region, with origin nights booked increasing at a high-teens rate and first-time bookers growing approximately 20% in Q2 2025 compared to Q2 2024. As part of our ongoing eo ff rts to localize our product, we recently introduced another way for our guests to pay in Brazil—offering even more ao ff rdable payment options. ¦ Asia Pacific: In Asia Pacific, we saw mid-teens growth in Nights and Seats Booked during Q2 2025 compared to Q2 2024. ADR in Asia Pacific increased 2% in Q2 2025 compared to Q2 2024, primarily driven by price appreciation. On an ex-FX basis, ADR increased 1% compared to Q2 2024. Late last year, in order to raise awareness of Airbnb to Japanese travelers, we launched a brand campaign centered on domestic travel. We continue to be encouraged by the early results. In Q2 2025, we saw year-over-year growth of origin nights booked accelerate relative to Q1 2025, driven by higher domestic travel and the number of first-time bookers in Japan, which increased 15% year-over-year. Supply Our active listings continued to grow at a healthy pace in Q2 2025, with supply growing slightly above Nights and Seats Booked. We continued to see growth in both high-density urban and non-urban destinations, with the most growth in those regions with the highest demand—Latin America and Asia Pacific. Our supply growth strategy continues to be focused on: ¦ Targeted acquisition. Ensuring we have sufficient supply in supply constrained markets. ¦ Calendar availability. Helping existing hosts to host more often. For instance, to make it even easier, we introduced Co-Host Network last year. Whether it’s setting up a listing, welcoming 10 guests, or cleaning, a co-host can help. Today, the Co-Host Network supports over 100,000 4 listings, which have had over 10 million nights booked since the launch of the network. ¦ Quality listings. Removing low-quality supply and making it easier for guests to find the best places to stay. Since we launched our updated hosting quality system in 2023, we’ve removed over 500,000 listings, and have seen a reduction in customer service issue rates and credit card chargeback rates. We also made it easier for guests to find the best places to stay with Guest Favorites. Since launch, we have seen over 400 million nights booked at Guest Favorite listings. Additionally, in Q2 2025, nights booked at listings managed by Superhosts increased 12% year-over-year. 4 Represents the total number of nights booked for listings managed by all cohorts of co-hosts on the network since October 16, 2024 11

Q2 2025 $3.1B $642M $1.0B Revenue Net Income Adjusted EBITDA 13% Y/Y 21% Margin 34% Margin 13% Y/Y (ex-FX) $1.0B $1.0B $4.3B Net Cash Provided by Free Cash Flow TTM Free Cash Flow Operating Activities 37% Margin Revenue of $3.1 billion in Q2 2025 represented a year-over-year increase of 13%, which was primarily driven by solid growth in nights stayed, a slight increase in ADR, and the timing of Easter compared to 2024. Net income in Q2 2025 increased 16% to $642 million compared to $555 million in Q2 2024. The year-over- year increase in net income was primarily driven by higher revenue. Net income margin was 21% in Q2 2025 compared to 20% in Q2 2024. Adjusted EBITDA in Q2 2025 increased 17% to $1.0 billion compared to $894 million of Adjusted EBITDA 5 in Q2 2024 primarily due to higher revenue. Monetization and Take Rate During Q2 2025, the implied take rate (defined as revenue divided by GBV) of 13.2% was up slightly year- over-year compared to 13.0% in Q2 2024, as revenue benefited from the timing of Easter as well as the additional service fee amount for cross-currency bookings. During Q2 2024, we began charging an additional service fee amount for cross-currency bookings. The change does not affect the majority of our guests as cross-currency transactions comprise approximately 20% of our GBV. In addition, since the introduction of paid guest travel insurance in 2022, we’ve been gradually offering it in more countries and now have it available in 12 of our largest countries. 5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 12

Quarterly Revenue ($M) Q2 2025 revenue of $3.1 billion increased 13% compared to Q2 2024. $4,000M Y/Y Change 13% 11% $3,000M 18% $3,096 $2,748 $2,000M $2,484 $1,000M $0M Q2 2023 Q2 2024 Q2 2025 Quarterly Net Income ($M) Net income in Q2 2025 was $642 million, representing a net income margin of 21%. $800M Net income 26% 21% % of revenue 20% $600M $650 $642 $555 $400M $200M $0M Q2 2023 Q2 2024 Q2 2025 Quarterly Adjusted EBITDA ($M)* Our Q2 2025 Adjusted EBITDA of $1.0 billion represented a 34% Adjusted EBITDA Margin. $1,200M 34% Adjusted EBITDA % of revenue 33% 33% $900M $1,043 $894 $819 $600M $300M $0M Q2 2023 Q2 2024 Q2 2025 *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 13

Quarterly Net Cash Provided by Operating Activities ($M)

In Q2 2025, net cash provided by operating activities was $1.0 billion.


$1,200M
$900M
$600M
$300M
$0M
37%
38%
31%
$909
$1,051
$975
Q2 2023
Q2 2024
Q2 2025
Net cash provided by operating activities % of revenue

Quarterly Free Cash Flow ($M)*

We generated $1.0 billion of Free Cash Flow in Q2 2025.


$1,200M
$900M
$600M
$300M
$0M
36%
38%
31%
$900
$1,043
$962
Q2 2023
Q2 2024
Q2 2025
Free Cash Flow % of revenue

TTM Free Cash Flow ($M)*

We generated $4.3 billion of TTM FCF as of Q2 2025, representing a TTM FCF Margin of 37%.


$5,000M
$3,750M
$2,500M
$1,250M
$0M
43%
41%
37%
$3,894
$4,308
$4,275
Q2 2023
Q2 2024
Q2 2025
TTM Free Cash Flow % of TTM revenue

*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

14

Shares (M) We repurchased $1.0 billion of Class A common stock during Q2 2025 to help manage the impact of share dilution. 800M Fully Diluted 686 673 Share Count 652 52 39 39 Stock Based Awards & 600M Warrants Outstanding 634 634 613 Common Shares Outstanding 400M 200M 0M Jun 2023 Jun 2024 Jun 2025 15

Balance Sheet and Cash Flows For the three months ended June 30, 2025, we reported $1.0 billion of net cash provided by operating 6 activities and $1.0 billion of FCF, highlighting the strength of our cash-generating business model. As of June 30, 2025, we had $11.4 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $11.1 billion of funds held on behalf of guests. Capital Allocation During Q2 2025, we repurchased $1.0 billion of our Class A common stock. As of June 30, 2025, we had $1.5 billion remaining under our $6 billion repurchase authorization and today, we’re announcing a new share repurchase program with authorization to purchase up to an additional $6 billion of our Class A common stock. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions or partnerships, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase plan, we use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 8%, driven in part by our share repurchases and cash used for employee tax obligations totaling $11.4 billion. Earnings Webcast Airbnb will host an audio webcast to discuss its second quarter results at 1:30 p.m. PT / 4:30 p.m. ET on August 6, 2025. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I663651. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com 6 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 16

About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5 million hosts who have welcomed over 2 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays, experiences, and services that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward- looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the third quarter of 2025 and the fiscal year 2025; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including those in certain markets and those related to Airbnb Experiences and Airbnb Services; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in and the quality of active listings; the Company’s expectations regarding cross-border travel; the Company’s expectation of attracting and retaining more hosts; the Company’s expectations regarding increases in guest arrivals; the growth of active listings; the Company’s expectations regarding international expansion; the Company’s expectations regarding long-term stays through its platform; the Company’s expectations regarding its investments in sales and marketing; the Company’s expectations regarding bookings around major holidays or events; the Company’s plans regarding guest service fees and cross-currency bookings and the impact on take rate; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Seats Booked and GBV; the Company’s expectations regarding ADR; the anticipated tax rate; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; the Company’s expectations regarding global partnerships; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features and the Company’s expectations regarding the success of its 2025 Summer Release and offerings beyond accommodations; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward- looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes 17 to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the ee ff ctiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, and revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”). Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net; (iii) interest income; (iv) depreciation and amortization; (v) stock- based compensation expense; (vi) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vii) lodging taxes for which we may have joint and several liability with hosts for collecting and remitting such taxes, withholding taxes on payments made to such hosts, and any related settlements and transactional taxes where there is 18 significant uncertainty as to how the taxes apply to our platform; and (viii) stock-settlement obligations, which represent employer and related taxes related to the Initial Public Offering (“IPO”). The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: ¦ Adjusted EBITDA does not reflect interest income and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; ¦ Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; ¦ Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; ¦ Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; ¦ Adjusted EBITDA does not reflect lodging taxes for which we may have joint and several liability with hosts for collecting and remitting such taxes, withholding taxes on payments made to such hosts, and any related settlements and transactional taxes where there is significant uncertainty as to how the taxes apply to our platform; and ¦ Adjusted EBITDA does reflect stock-settlement obligations, which represent employer and related taxes related to the 2020 IPO. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. 19

Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, and ADR performed excluding the ee ff ct of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 20

Quarterly Summary

				2023				2024		2025
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Nights and Seats Booked	121.1M	115.1M	113.2M	98.8M	132.6M	125.1M	122.8M	111.0M	143.1M	134.4M
Y/Y	19%	11%	14%	12%	9%	9%	8%	12%	8%	7%
Gross Booking Value	$20.4B	$19.1B	$18.3B	$15.5B	$22.9B	$21.2B	$20.1B	$17.6B	$24.5B	$23.5B
Y/Y	19%	13%	17%	15%	12%	11%	10%	13%	7%	11%
Gross Booking Value per Night and Seats Booked (or ADR)	$168.43	$166.01	$161.38	$156.73	$172.88	$169.53	$163.64	$158.13	$171.34	$174.48
Y/Y	-%	1%	3%	3%	3%	2%	1%	1%	(1)%	3%

				2023				2024		2025
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Revenue	$1,818M	$2,484M	$3,397M	$2,218M	$2,142M	$2,748M	$3,732M	$2,480M	$2,272M	$3,096M
Y/Y	20%	18%	18%	17%	18%	11%	10%	12%	6%	13%
FX Neutral Y/Y	24%	19%	14%	14%	18%	11%	10%	12%	8%	13%
Net income (loss)	$117M	$650M	$4,374M	$(349)M	$264M	$555M	$1,368M	$461M	$154M	$642M
Adjusted EBITDA	$262M	$819M	$1,834M	$738M	$424M	$894M	$1,958M	$765M	$417M	$1,043M
Net cash provided by operating activities	$1,587M	$909M	$1,325M	$63M	$1,923M	$1,051M	$1,078M	$466M	$1,789M	$975M
Free Cash Flow	$1,581M	$900M	$1,310M	$46M	$1,909M	$1,043M	$1,074M	$458M	$1,781M	$962M
TTM Net cash provided by operating activities	$3,815M	$3,923M	$4,284M	$3,884M	$4,220M	$4,362M	$4,115M	$4,518M	$4,384M	$4,308M
TTM Free Cash Flow	$3,790M	$3,894M	$4,246M	$3,837M	$4,165M	$4,308M	$4,072M	$4,484M	$4,356M	$4,275M

				2023				2024		2025
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30
Cash and other liquid assets (1)	$10,624M	$10,369M	$10,986M	$10,095M	$11,128M	$11,286M	$11,280M	$10,636M	$11,532M	$11,400M
Funds receivable and amounts held on behalf of customers	$7,760M	$9,144M	$5,986M	$5,869M	$8,737M	$10,342M	$6,573M	$5,931M	$9,175M	$11,067M
Unearned fees	$2,172M	$2,347M	$1,467M	$1,427M	$2,434M	$2,621M	$1,657M	$1,616M	$2,723M	$2,857M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

21

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended June 30 Six Months Ended June 30 2024 2025 2024 2025 Revenue $2,748 $3,096 $4,890 $5,368 Costs and expenses: Cost of revenue 506 544 986 1,050 Operations and support (1) 338 332 623 635 Product development (1) 519 610 994 1,178 Sales and marketing (1) 573 691 1,087 1,254 General and administrative (1) 315 307 602 601 Total costs and expenses 2,251 2,484 4,292 4,718 Income from operations 497 612 598 650 Interest income 226 190 428 363 Other expense, net (42) (23) (52) (61) Income before income taxes 681 779 974 952 Provision for income taxes 126 137 155 156 Net income $555 $642 $819 $796 Net income per share attributable to Class A and Class B common stockholders: Basic $0.87 $1.04 $1.29 $1.29 Diluted $0.86 $1.03 $1.26 $1.27 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 635 615 636 618 Diluted 649 626 651 629 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended June 30 Six Months Ended June 30 2024 2025 2024 2025 Operations and support $24 $23 $43 $44 Product development 239 279 424 509 Sales and marketing 46 52 81 96 General and administrative 73 70 129 133 Stock-based compensation expense $382 $424 $677 $782 22

Condensed Consolidated Balance Sheets Unaudited (in millions) December 31, 2024 June 30, 2025 Assets Current assets: Cash and cash equivalents $6,864 $7,402 Short-term investments 3,747 3,954 Funds receivable and amounts held on behalf of customers 5,931 11,067 Prepaids and other current assets 638 757 Total current assets 17,180 23,180 Deferred income tax assets 2,439 2,428 Goodwill and intangible assets, net 777 776 Other assets, noncurrent 563 608 Total assets $20,959 $ 26,992 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,614 $2,895 Funds payable and amounts payable to customers 5,931 11,067 Current portion of long-term debt - 1,997 Unearned fees 1,616 2,857 Total current liabilities 10,161 18,816 Long-term debt 1,995 - Other liabilities, noncurrent 391 394 Total liabilities 12,547 19,210 Stockholders’ equity: Common stock - - Additional paid-in capital 12,602 13,168 Accumulated other comprehensive income (loss) 35 (128) Accumulated deficit (4,225) (5,258) Total stockholders’ equity 8,412 7,782 Total liabilities and stockholders’ equity $20,959 $ 26,992 23

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Six Months Ended June 30 2024 2025 Cash flows from operating activities: Net income $819 $796 Adjustments to reconcile net income to cash provided by operating activities: Stock-based compensation expense 677 782 Deferred income taxes 65 70 Other, net 89 145 Changes in operating assets and liabilities: Prepaids and other assets (105) (275) Accrued expenses and other liabilities 230 10 Unearned fees 1,199 1,236 Net cash provided by operating activities 2,974 2,764 Cash flows from investing activities: Purchases of short-term investments (1,520) (1,643) Sales and maturities of short-term investments 1,348 1,432 Other investing activities, net (22) (31) Net cash used in investing activities (194) (242) Cash flows from financing activities: Change in funds payable and amounts payable to customers 4,654 4,510 Repurchases of common stock (1,499) (1,817) Taxes paid related to net share settlement of equity awards (309) (295) Proceeds from exercise of equity awards and employee 99 75 stock purchase plan Net cash provided by financing activities 2,945 2,473 Effect of exchange rate changes on cash, cash equivalents, (202) 689 and restricted cash Net increase in cash, cash equivalents, and restricted cash 5,523 5,684 Cash, cash equivalents, and restricted cash, beginning of period 12,667 12,760 Cash, cash equivalents, and restricted cash, end of period $ 18,190 $ 18,444 24

Key Business Metrics Three Months Ended June 30 Six Months Ended June 30 2024 2025 2024 2025 Nights and Seats Booked 125.1M 134.4M 257.7M 277.5M Gross Booking Value $21.2B $23.5B $44.1B $48.0B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Seats Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Seats Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for services and experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 25

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income (loss) to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

										Three Months Ended
	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025
Revenue	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480	$2,272	$3,096
Net income (loss)	$117	$650	$4,374	$(349)	$264	$555	$1,368	$461	$154	$642
Adjusted to exclude the following:										
Provision for (benefit from) income taxes	13	26	(2,695)	(34)	29	126	367	161	19	137
Other (income) expense, net	11	38	9	79	10	42	(3)	(9)	38	23
Interest income	(146)	(191)	(192)	(192)	(202)	(226)	(207)	(183)	(173)	(190)
Depreciation and amortization	11	9	8	16	14	14	15	22	25	21
Stock-based compensation expense	240	304	286	290	295	382	362	368	358	424
Acquisition-related impacts	12	(15)	3	(3)	6	1	(2)	(12)	-	(2)
Lodging taxes, host withholding taxes, and transactional taxes, net	4	(2)	41	931	8	-	58	(43)	(4)	(7)
Stock-settlement obligations related to IPO	-	-	-	-	-	-	-	-	-	(5)
Adjusted EBITDA	$262	$819	$1,834	$738	$424	$894	$1,958	$765	$417	$1,043
Net income (loss) margin	6%	26%	129%	(16)%	12%	20%	37%	19%	7%	21%
Adjusted EBITDA Margin	14%	33%	54%	33%	20%	33%	52%	31%	18%	34%

26

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

										Three Months Ended
	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025
Revenue	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480	$2,272	$3,096
TTM Revenue	$8,708	$9,088	$9,601	$9,917	$10,241	$10,505	$10,840	$11,102	$11,232	$11,580
Net cash provided by operating activities	$1,587	$909	$1,325	$63	$1,923	$1,051	$1,078	$466	$1,789	$975
Purchases of property and equipment	(6)	(9)	(15)	(17)	(14)	(8)	(4)	(8)	(8)	(13)
Free Cash Flow	$1,581	$900	$1,310	$46	$1,909	$1,043	$1,074	$458	$1,781	$962
Net cash provided by operating activities margin	87%	37%	39%	3%	90%	38%	29%	19%	79%	31%
Free Cash Flow Margin	87%	36%	39%	2%	89%	38%	29%	18%	78%	31%
TTM Net cash provided by operating activities	$3,815	$3,923	$4,284	$3,884	$4,220	$4,362	$4,115	$4,518	$4,384	$4,308
TTM Free Cash Flow	$3,790	$3,894	$4,246	$3,837	$4,165	$4,308	$4,072	$4,484	$4,356	$4,275
TTM Net cash provided by operating activities margin	44%	43%	45%	39%	41%	42%	38%	41%	39%	37%
TTM Free Cash Flow Margin	44%	43%	44%	39%	41%	41%	38%	40%	39%	37%

27

A CLOSER LOOK Proud partner of the Tour de France Last year, nearly 10 million people lined the Tour de France route. This year, as a partenaire officiel, and with over 100,000 Airbnb listings across the iconic course, we proudly hosted racegoers, showcased France’s diverse regions, and delivered unforgettable experiences for cycling fans. Highlights included a tour-inspired ride through Toulouse with cyclo-cross champion Steve Chainel, and the once-in-a-lifetime opportunity to join legend Mark Cavendish at the Grand Palais for the final stage in Paris. 28